EXHIBIT 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                    THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT between CHOICEONE FINANCIAL SERVICES, INC., a Michigan Corporation (the "Company"), and JAMES A. BOSSERD, an individual residing in Sparta, Michigan (the "Employee") is dated _____________, 2006 (the "Effective Date") and completely amends and restates that employment agreement between the parties dated March 23, 2001.

                    WHEREAS, the Company has retained the services of the Employee as a senior executive officer, and the Employee has accepted such employment; and

                    WHEREAS, the parties have operated in an employment relationship for several years; and

                    WHEREAS, the parties desire to enter into this Agreement, which is intended to set forth in its entirety the terms and conditions of the employment relationship between the Company and the Employee; and

                    WHEREAS, the Board of Directors of the Company has approved this Agreement and authorized the Chairman of the Board to enter into this Agreement with the Employee;

                    THEREFORE, THE PARTIES AGREE as follows:

          1.          Employment. The Employee is employed to render such executive services to the Company as may from time to time be reasonably directed by the Company's Board of Directors. Among his other duties, it is contemplated that he will serve as the President and Chief Executive Officer of the Company and the Company's subsidiary, ChoiceOne Bank (the "Subsidiary Bank"). Employee will have primary responsibility for the operation of the Company and the Subsidiary Bank. Employee shall devote his full time, best efforts and skill to the affairs of the Company. Employee will have no outside interests, business or otherwise, which interfere or conflict with his duties under this Agreement.

          2.          Compensation. The Company agrees to pay the Employee during the Term (defined below) of this Agreement a base salary in the sum of at least One Hundred Sixty Thousand Dollars ($160,000) per annum (the "Minimum Salary"), provided, however, that any salary (other than bonuses provided for in Section 4 of this Agreement) paid to the Employee by any subsidiary of the Company shall be deemed to reduce the salary paid to the Employee pursuant to this Section 2. The salary provided in this Section shall be payable in accordance with the periodic payment procedures for all employees of the Company. The Employee's salary shall be reviewed by the Personnel and Benefits Committee of the Board of Directors not less often than annually beginning on the date one year after the Effective Date (the "First Anniversary Date") and may be increased (but not decreased) from time to time in such amounts as the Board in its discretion may determine; any such increased salary shall become the new Minimum Salary. The Employee's salary shall be subject to the usual payroll taxes and withholding required with respect to compensation paid by a corporation to an employee.

          3.          Directors' Fees. The Employee shall be paid the regular directors' fees for attending meetings of the Board of Directors of the Company, but not meetings of committees of the Board. The Employee shall also be paid the regular directors' fees for attending meetings of the Board of Directors of the Subsidiary Bank, but not meetings of committees thereof.

          4.          Discretionary Bonuses. In addition to the salary provided for in Section 2, the Employee shall be entitled to participate in discretionary bonuses as may be authorized and declared from time to time by the Board of Directors of the Company or the Subsidiary Bank. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses when and as declared by the Board of Directors.

          5.          Retirement, Employee Benefit Plans, and Fringe Benefits.

          (a)          The Employee shall be entitled to participate in any plan of the Company or the Subsidiary Bank relating to pension, thrift, deferred profit-sharing, group life insurance, medical coverage, education, or other retirement or employee benefits that the Company or the Subsidiary Bank may adopt for the benefit of its executive employees.

          (b)          The Employee shall be eligible to participate in any other fringe benefits which may be, or may later become, applicable to the Company's or the Subsidiary Bank's executive or salaried employees, including with respect to the Employee, but not limited to, the following: health plans; insurance plans; an automobile allowance of Six Hundred Dollars ($600.00) per month; reimbursement for reasonable travel, entertainment and other expenses in rendering services for, on behalf of or for the benefit of the Company or the Subsidiary Bank; the payment of reasonable expenses for attending annual and periodic meetings of trade associations; and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

          6.          Term. The initial term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided in this Agreement. Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, unless the Company has given notice to the Employee in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; if such notice is given, this Agreement will expire at the end of the then-remaining term. References in this Agreement to the "Term" of this Agreement shall refer to both such initial term and such extended terms.

          7.          Non-Competition. In exchange for the promises made by Company in this Agreement, Employee agrees that, during the Non-Competition Period (defined below), he will not engage in any Prohibited Activity within the Restricted Area, whether as an employee, agent, consultant, representative, joint-venturer, owner or otherwise. The "Non-Competition Period" shall begin with the first day of this Agreement and continue as follows:

In the event that the Employee's employment is terminated:		then the Non-Competition Period shall last until:

(a)	by the Company for Cause,	the expiration of the then remaining Term.

(b)	by the Employee prior to a Change in Control of the Company for any reason,	the expiration of the then remaining Term.

(c)	by the Employee after a Change in Control of the Company without a Good Reason,	the expiration of the then remaining Term.

(d)	by the Company or the Employee for any other reason,	the Employee's last day of employment for the Company.

"Prohibited Activity" means any financial activity conducted by a bank or other financial institution that offers services or products competitive to those offered by or through the Company or any of its affiliates. In addition, during the Non-Competition Period, Employee agrees to not be employed by, invest in (except that he may passively hold less than 5% of the stock of a publicly traded company), consult for or work in any manner with any organization engaged in any Prohibited Activity within the Restricted Area. The "Restricted Area" of this non-competition provision includes Kent, Newaygo, Muskegon and Ottawa Counties.

          8.          Standards. The Employee shall perform his duties under this Agreement in accordance with reasonable standards established from time to time by the Board of Directors of the Company.

          9.          Vacations. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation or personal time, provided that:

          (a)          The Employee shall be entitled to twenty-six (26) personal and vacation days each year. Other than the length of vacation and personal time awarded, the Company's Vacation/Personal Days Policy will apply to the Employee.

          (b)          The timing of vacations shall be scheduled in a reasonable, mutually agreeable manner.

          10.          Termination of Employment.

          (a)          The Employee's employment under this Agreement may be terminated at any time by the Board of Directors of the Company for "Cause" (as defined below). The Employee shall have no right to receive severance pay or any other remuneration whatsoever under this Agreement for any period after voluntary termination without "Good Reason" (as defined below) or termination for Cause.

For purposes of this Agreement, termination for "Cause" shall mean termination of employment for only the following reasons:

          (i)          Willful misconduct materially adverse to the Company or the Subsidiary Bank;

          (ii)          Willful breach of a fiduciary duty involving personal profit;

          (iii)          Willful violation of any law, rule, or regulation materially relating to the operation of the Company or the Subsidiary Bank;

          (iv)          The order of any court or supervising agency with jurisdiction over the affairs of the Company or the Subsidiary Bank; or

          (v)          The Employee's intentional violation of any material provision of this Agreement, if Employee fails to cure the breach within a reasonable time after written notice from the Company's Board of Directors informing him of the breach.

                    For purposes of this Agreement, no act or failure to act on the Employee's behalf shall be considered "willful" or "intentional" unless done, or admitted to be done, by him not in good faith and unless he knew or should have known that his action or omission was not in, or was opposed to, the best interests of the Company or the Subsidiary Bank; provided, that any act or omission to act on the Employee's behalf in reliance upon an opinion of counsel to the Company shall not be deemed to be willful or intentional. The Employee shall not be deemed to have been terminated for cause unless or until there shall have been delivered to him a copy of a certification of a majority of the non-officer members of the Company Board of Directors finding that, in the good faith opinion of such majority, the employee was guilty of conduct deemed to be cause and specifying the details thereof, after reasonable notice to the Employee and an opportunity for him, together with his counsel, to be heard before such majority. No such determination of the Board shall affect Employee's right to determination through the legal system of whether there was in fact cause for termination.

          (b)          The Employee may terminate his employment at any time upon ninety (90) days' written notice to the Company or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Company. In the event of such termination without Good Reason, the Company shall be obligated only to continue to pay the Employee's salary and provide the other compensation and benefits provided by this Agreement up to the date of the termination.

          (c)          The Employee may terminate his employment with the Company for "Good Reason" after a Change in Control of the Company, which shall mean the occurrence of any of the following events without the Employee's consent:

          (i)          A material demotion or other adverse change made by the Company in the Employee's status or position as a senior executive officer of the Company or the Subsidiary Bank;

          (ii)          The assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Employee;

          (iii)          The imposition of any requirement, whether by relocation of the Company's offices or otherwise, that the Employee perform his normal day-to-day duties and responsibilities outside of an area within a thirty (30) mile radius of Sparta, Michigan;

          (iv)          Failure of the Company to elect the Employee as Chief Executive Officer of the Company or as Chief Executive Officer and a director of the Subsidiary Bank; or

          (v)          Material breach by the Company of any material provision of this Agreement, if the Company fails to cure the breach within a reasonable time after Employee has given the Company's Board of Directors written notice of the breach.

Before terminating his employment for Good Reason pursuant to this Section 9(c), the Employee shall give written notice to the Company's Board of Directors of the act or omission constituting Good Reason, within 60 days after the occurrence of such act or omission. If the Board of Directors promptly corrects such act or omission, and takes reasonable measures to prevent its recurrence, Employee shall not be entitled to terminate the employment with Good Reason. Otherwise, Employee may terminate the employment for Good Reason within 60 days after such notice to the Board of Directors. If Employee fails to give notice as provided above, Employee may not terminate the Employment for Good Reason on account of such act or omission.

          (d)          If the Employee's employment is terminated by the Employee for Good Reason after a Change in Control of the Company or by the Company without Cause, the Employee shall be entitled to continuation of his salary (provided in Section 2) and benefits (provided in Section 5) until the end of the term of this Agreement as if termination of his employment had not occurred.

                    If the termination by the Company occurs prior to a Change in Control of the Company, then Employee must use his reasonable efforts to procure new employment. Any new compensation and/or benefits Employee receives from such new employment, including self-employment, shall reduce the payments or benefit obligations due under this Section.

                    If the termination by the Company occurs after a Change in Control of the Company, then payment of salary and continuation of benefits as provided in this Section shall continue regardless of whether the Employee finds new employment following such termination, and without reduction due to any earnings and/or benefits received by Employee from any other employment or self employment. If continuation of a specific benefit is not possible under applicable law, Employee shall be provided with an equal substitute benefit or, if that is not possible, with cash in lieu of such benefit; such substitute benefit or cash shall be structured or supplemented as necessary to place Employee in the same economic position, after all applicable taxes, as if the benefit had been continued.

                    Notwithstanding the preceding, if, at the time the payments under this Section would commence, Employee is a "specified employee" within the meaning of IRC Regulation Section 1.409A-1(i), no payment may be made under this Section before the date that is six months after Employee's separation from service. Payments to which Employee would otherwise have been entitled under this Section during that six months will be accumulated and paid on the first day of the seventh month following the date of Employee's separation from service.

                    If any payment to or benefit continuation for the Employee pursuant to Agreement constitutes a "parachute payment" under Internal Revenue Code Section 280(G) and, when added to all other payments to the Employee that are "parachute payments" would result in "excess parachute payments" to Employee (as defined under Internal Revenue Code Section 280(G)) being nondeductible by the Corporation under Internal Revenue Code Section 280(G), then the payments and benefit continuation provided for under this Section shall be reduced (but not below 0) or delayed until there are no such excess parachute payments. The amount of any reduction or delay shall be determined by the Company's certified public accountants, in consultation with the Employee, and to the extent possible Employee shall have the option to choose which payments or benefits shall be reduced or delayed.

          (e)          In the event of the death of the Employee while still employed under this Agreement, the Employee's estate or beneficiary shall not be entitled to salary and benefit continuation under this Section, but shall be entitled to receive the salary due the Employee through the last day of the calendar month in which his death shall have occurred, plus such other benefits as shall have accrued under this Agreement up to the date of death.

          (f)          A Change in Control shall be deemed to have occurred as of the first day that there is a change in the ownership, the effective control, or the ownership of a substantial portion of the assets of the Company within the meaning of IRC Proposed Regulation Section 1.409A-3(g)(5), as amended.

                    The parties agree that the strategic merger of equals between ChoiceOne Financial Services, Inc. and Valley Ridge Financial Corp. does not constitute a Change in Control under this Agreement and does not trigger any payments required by this Section and the Employee hereby waives any right to any such payment as a result of that transaction.

          (g)          If the Employee shall become and remain disabled to the extent that he is unable to perform his duties under this Agreement for a continuous period of six months or more, the Board of Directors of the Company may terminate Employee's employment without salary or benefit continuation under Section 9(d). For purposes of this Agreement, the Employee shall be considered disabled if he is prevented from performing his essential duties under this Agreement by (i) accidental bodily injury; (ii) sickness; (iii) mental illness; or (iv) substance abuse.

          11.          Attorney Fees. In the event that the Company exercises its right of termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Company or the Subsidiary Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to any rights to which the Employee is otherwise entitled under this Agreement.

          12.          No Assignment.

          (a)          This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company may assign this Agreement to any subsidiary of the Company and shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Subsidiary Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the compensation pursuant to Section 9(d). For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the date of termination.

          (b)          This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee' s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee under this Agreement if the Employee had continued to live (including but not limited to salary and benefit continuation to which Employee becomes conditioned under Section 9(d) as a result of a covered termination of the employment before Employee' s death), all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to the Employee' s devisee, legatee or other designee or, if there is no such designee, to the Employee' s estate.

          13.          Other Contracts. All other prior agreements regarding conditions of employment, whether written or oral, are hereby superseded by this Agreement.

          14.          Notices. Any notices under this Agreement shall be deemed given when in writing and delivered personally or sent by certified mail, postage prepaid, to the last known address of the party to whom notice is given. If sent by mail, notice shall be deemed given on the second day after mailing.

          15.          Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

          16.          Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

          17.          Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          18.          Governing Law. Agreement shall be governed by the laws of the United States of America and the State of Michigan, without regard to conflict of laws principles.

          19.          Remedies/Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in a hearing to be held in Kent County, Michigan, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                    IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CHOICEONE FINANCIAL SERVICES, INC.

By
Jon E. Pike, Chairman of the Board
Company

James A. Bosserd
Employee